Exhibit 99.1


      Multimedia Games Reports Fiscal 2006 Third Quarter Results

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 8, 2006--Multimedia Games, Inc. (NASDAQ: MGAM):

    -- Results Primarily Impacted by Lower than Anticipated Oklahoma Hold per Day and Net Player Terminal Removals in that Market

    --  Retains Bear, Stearns as Exclusive Financial Advisor

    --  Establishes Fiscal 2006 Fourth Quarter EPS Guidance of $0.00 -
        $0.02

    Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal third quarter, ended June 30, 2006, as summarized in the table below:

                         Summary of Q3 Results
       (In millions, except per-share and player terminal data)

                                                 For the Three Months
                                                       June 30,
                                                   2006       2005
                                                ----------- ----------
Revenue                                         $     32.2  $    37.1
EBITDA(1)(2)                                    $     15.1  $    23.0
Net income (loss)(2)                            $     (0.6) $     4.6
Diluted earnings (loss) per share(2)            $    (0.02) $    0.16
Average installed player terminals:
   Class II
   (Legacy and Reel Time Bingo(R) games)             8,402     10,492
   Oklahoma compact games                            1,484        531
   Other gaming units(3)                             2,886      2,518
-----------------------------------------------

(1) EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. In the period ending September 30, 2005, accretion of contract rights was added to the calculation of EBITDA. Prior periods have been adjusted to reflect this change. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.

(2) For the three months ended June 30, 2006, EBITDA, net income
    (loss) and EPS as reported above include a negative after-tax impact of approximately $552,000, or $0.02 per share, respectively, related to the Company's adoption, on October 1, 2005, of Statement of Financial Accounting Standards, or SFAS, No. 123(R), "Share-Based Payment."

(3) Other gaming units include Charity, Iowa Lottery, and Mexico.

    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "A greater-than-anticipated quarterly sequential decline in hold per day in Oklahoma, and a reduction of our installed base of Class II player terminals in that market impacted our third-quarter 2006 operating results. In Q3 FY '06, average hold per day for the Company's Oklahoma Class II and compact games declined approximately 18%, exceeding the 12.4% decline assumed in the guidance. The average hold per day for our installed base in other markets also fell below the Company's projections, although the decline was less than that experienced in Oklahoma. The Company's Oklahoma operations were also impacted by the removal--net of 403 games that were converted to compact games--of 313 Class II units in the market, while our guidance assumed that the installed base of Class II games (net of conversions to Class III games) would remain approximately the same throughout the fiscal third quarter. The lower than expected hold per day and the player terminal removals in Oklahoma were attributable to the replacement of our linked Class II units with stand-alone gaming devices and other non-standard-sequence bingo games and higher play of these devices. The impact of a dramatically lower Oklahoma hold per day in June combined with the decline in the player terminal installed base caused the company to miss its guidance.
    "Over the last few months, there have been increased placements of and interest in a large number of stand-alone gaming units in Oklahoma, which for many players has affected the attractiveness of our older, linked, standard-sequence bingo games and titles. The lower-than-anticipated hold per day, and the reality that our linked network games are more expensive to support than stand-alone units, underscore the need for Multimedia to redouble its efforts to be as innovative as possible in rapidly evolving gaming markets. We believe that progress in addressing this latest market change is being made, as indicated by both the increased appeal of games on our new Reel Time Bingo 1.2 ("RTB 1.2") platform, and Multimedia's expanded supply agreement with a third party for non-linked instant bingo gaming devices. These two offerings have already led to a quarterly sequential improvement in fourth-quarter hold per day to date relative to third-quarter levels.
    "Multimedia is now offering five distinct products for the Oklahoma Class II and Class III markets: Class II Legacy games, Class II high-speed Reel Time Bingo games, Class III skill games, Class III video and mechanical reel games, and non-linked instant bingo games. These offerings will enable us to more quickly and effectively address changing customer needs and player preferences, and along with our ongoing development of innovative new games, are the best avenues for reinvigorating our hold per day, driving new unit placements, and strengthening our competitive position in Oklahoma.
    "Among the most promising of these offerings is our updated, high-speed RTB 1.2 Class II product, specifically designed to appeal to players in local markets. In installations to date, this offering has outperformed the average hold per day of the prior game platform. We plan to convert the majority of our Class II installed base to this platform, but given the complexity of the required hardware and software upgrades, the conversion process only allows us to upgrade approximately 600 to 700 units per quarter. Nevertheless, we expect that the improved performance of our RTB 1.2 platform and new Class III platform will be drivers of additional unit placements in current customers' facilities as well as in facilities where we are currently not represented.
    "As indicated at the time we reported second quarter results in May, we expected to place approximately 550 units in the Mexico market during Q3 FY '06, and we slightly exceeded that estimate as of June 30 with installations at four facilities. While our customer has reported that they are pleased with initial performance, the hold per day to date in this market has been below our earlier projections, and we expect that it will begin to show ongoing improvements as players in the market become more aware of this offering. We are prepared to meet our customer's needs for additional units in conjunction with the opening of six new facilities and their planned expansion of three existing facilities, which they expect to complete by May 2007. As anticipated, these operations are not yet cash-flow positive, since Q3 FY '06 revenue generated from the initial Mexico placements was more than offset by costs associated with developing our presence in that market and ensuring the successful openings of the first four sites during the quarter.
    "In the Alabama charity market, we had net player terminal additions in Q3 FY '06, though they did not offset an overall decline in the market. As in Oklahoma, we are introducing new games in this market, and based on initial positive player response, we expect our position in this market to improve during Q4 FY '06. In addition, we recently went live with our MegaBingo(R) product in the Minnesota charity bingo market, with a similarly favorable early response from players.
    "In the New York Lottery market, where Multimedia provides the central determinant system for video lottery terminals ("VLTs") at racetracks in the state, there are now approximately 6,200 VLTs currently installed, and the hold per day continues to grow at each of the six facilities that are operating. An additional 3,000 units are expected to be added at New York facilities by the end of calendar 2006, including 1,900 units at a new facility in the New York metropolitan area.
    "Reflecting ongoing success in identifying new revenue sources, Multimedia was recently notified by a state lottery that the Company has qualified as a video lottery terminal provider, and we expect to begin a test of up to fifty units in this market early in Q2 FY '07. We have also recently deployed a new slot platform in the California Class III Native American market. These are important milestones, since they mark our entry into the stand-alone, non-networked gaming market.
    Mr. Lind concluded, "Our immediate focus is to drive increased hold per day and new placements through the ongoing roll-out of new platforms and content in all of our markets. We are meeting with initial success in these efforts, manifested by improvements in our average hold per day relative to Q3 FY '06 levels. Accordingly, we expect that Multimedia will return to profitability in Q4 FY '06. In addition, Mexico continues to represent a tremendous growth opportunity for Multimedia, and one that is expected to contribute to our earnings, beginning in Q1 FY '07. In the New York Lottery market, with the growth in hold per day for existing units and the planned new and expanded facilities, we hope to eliminate its negative impact on our operating results in Q1 FY '07, and we forecast a benefit to earnings in the second quarter of fiscal 2007.
    "We are squarely addressing competitive pressures in Oklahoma, and are focusing on driving revenue in all markets through the introduction of new game platforms and content, while also advancing revenue diversification opportunities. We are optimistic about achieving near-term performance improvements in presently served markets, based on revenue gains in the quarter to date resulting from growth in hold per day and an expanded installed base. In addition, our business development efforts in new domestic and international markets are at an all time high."

    Exclusive Financial Advisor:

    Multimedia also announced that in late July it retained the investment banking firm Bear, Stearns & Co. Inc. as exclusive financial advisor to the Company. Bear, Stearns has been engaged to assist Multimedia Games and its Board of Directors in identifying and evaluating prospective opportunities to enhance shareholder value. Multimedia indicated that there can be no assurance that any direct action will be taken as a result of Bear, Stearns' engagement or the Company's efforts to enhance shareholder value.

    Fiscal 2006 Third-Quarter Review:

    Compared to the prior-year period, total revenue for the fiscal 2006 third quarter decreased 14%, or $5.0 million, to $32.2 million. The decline is primarily due to a lower average hold per day and a 5% lower average installed base of player terminals in the 2006 third fiscal quarter compared to the prior year period.
    The Q3 2006 net loss was $585,000, compared with net income of $4.6 million for Q3 2005, and EBITDA declined to $15.1 million, from $23.0 million in the prior-year period. These decreases were primarily due to the decline in revenue noted above and a $3.3 million increase in selling, general and administrative costs in the current year period. Q3 2006 EBITDA, net income and EPS were impacted by a pretax charge of approximately $695,000, a result of the Company's adoption of SFAS No. 123(R), "Share- Based Payment," on October 1, 2005.
    Multimedia's total installed base of player terminals declined by 4%, or 494 units, to 12,787 units at June 30, 2006, compared with 13,281 units at June 30, 2005. On a quarterly sequential basis, Multimedia's total installed base of player terminals declined by 66 units, or approximately 1%, from the 12,853 units reported as of March 31, 2006. Removals of units during the June 2006 quarter include 296 units from facilities in the Oklahoma market and 383 Iowa TouchPlay units, but were partially offset by the installation of 600 units in Mexico.
    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters. "Total Other Gaming Units" includes unit placements in the charity bingo, Iowa and Mexico markets. Excluded from the table below are the approximately 1,318 video card readers installed in Alabama.

                                   Total     Oklahoma
  Quarter    Reel Time            Class II   Compact     Total Other
    Ended      Bingo     Legacy    Units     Games(1)  Gaming Units(2)
----------- ----------- -------- ---------- ---------- ---------------
 6/30/2006     7,635      376      8,011      1,593        3,183
 3/31/2006     8,439      392      8,831      1,173        2,849
12/31/2005     8,915      390      9,305      1,229        2,589
 9/30/2005     9,189      461      9,650      1,076        2,565
 6/30/2005     9,157      558      9,715        938        2,628

(1) "Oklahoma Compact Games" represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma.

(2) Total Other Gaming Units at March 31, 2006 includes 383 units installed in Iowa which were removed in early May 2006 due to legislation in that state.

    Selling, general and administrative expense increased 24%, to $17.4 million for the three months ended June 30, 2006, from $14.1 million for the three months ended June 30, 2005. The increase is attributable to stock-based compensation expense of $695,000 in the June 2006 quarter, a year-over-year increase in legal fees of approximately $616,000 related to litigation and our entry into new markets, reserve for bad debts, and a capitalized software write-off, as well an increase in salaries, wages and related employee benefits and taxes. Fiscal third-quarter selling, general and administrative expenses declined slightly on a quarterly sequential basis.
    Multimedia adopted SFAS No. 123(R) for share-based payments, effective October 1, 2005, using the modified prospective method. The following table presents a comparison of the actual three and nine months ended June 30, 2006, reported net income (loss), net income
(loss) per share, and compensation cost of stock options granted to employees, to the pro forma amounts that would have been reported if compensation expense had been determined using the fair value method required by SFAS No. 123(R) for the three and nine months ended June 30, 2005.

                              For the Three Months For the Nine Months
                                 Ended June 30,      Ended June 30,
                                2006       2005     2006       2005
                              ---------  --------- --------  ---------
                                 (in thousands,      (in thousands,
                               except per-share     except per-share
                                    amounts)             amounts)
Reported net income (loss):   $   (585)  $  4,550  $ 3,420   $ 14,785
    Additional after-tax pro
     forma share-based
     compensation                   --       (718)      --     (2,337)
                              ---------  --------- --------  ---------
    Comparative net income
     (loss) (prior year pro
     forma)                   $   (585)  $  3,832  $ 3,420   $ 12,448
                              =========  ========= ========  =========
Basic earnings (loss) per
 common share:
  As reported                 $  (0.02)  $   0.17  $  0.13   $   0.53
                              =========  ========= ========  =========
  Pro forma                   $  (0.02)  $   0.14  $  0.13   $   0.45
                              =========  ========= ========  =========
Diluted earnings (loss) per
 common share
   As reported                $  (0.02)  $   0.16  $  0.12   $   0.50
                              =========  ========= ========  =========
   Pro forma                  $  (0.02)  $   0.13  $  0.12   $   0.42
                              =========  ========= ========  =========

    Research and development expense in the June 30, 2006 quarter increased by $0.2 million, or 4%, to $4.6 million, from $4.4 million for the June 30, 2005 quarter.
    During the quarter ended June 30, 2006, Multimedia capitalized $1.1 million in costs related to the internal development of its gaming products and systems, compared to $1.2 million during the quarter ended March 31, 2006. Approximately $730,000 of the capitalized costs in the June 2006 quarter were related to the development of new content, and approximately $350,000 was for systems. For the three months ended June 30, 2006, capital expenditures were $11.6 million, of which $9.6 million was for gaming equipment purchases and $2.0 million was for all other capital expense. Included in the gaming equipment purchases was $4.4 million of gaming equipment and licenses purchased under the WMS agreement entered into during the current quarter. The remaining equipment purchases relate primarily to the hardware upgrade of the rental pool and systems.

    Financial Guidance

    For its fiscal 2006 fourth quarter, ending June 30, 2006, Multimedia is establishing diluted earnings per share guidance of $0.00-$0.02, inclusive of an impact of $0.02 per diluted share for share-based payments pursuant to the Company's adoption of SFAS No. 123(R) beginning October 1, 2005.
    The fiscal 2006 fourth quarter diluted earnings per share guidance assumes the following:

    -- The installed base in Oklahoma is projected to grow from June 30, 2006 levels;

    -- Average hold per day, network wide is projected to grow slightly over the Q3 FY '06 level;

    -- Revenue from Multimedia's average installed base in Mexico is not yet expected to be sufficient to offset the total costs the Company will incur during the quarter for installing player terminals and gaming systems in the market;

    -- Revenue from Multimedia's operation of the central determinant system for VLTs at racetracks in New York is not yet expected to be sufficient to offset the total costs the Company will incur during the quarter;

    --  SG&A expense will be relatively flat;

    -- Driven by recent installations, depreciation and amortization expense is expected to increase slightly over Q3 FY '06 levels; and,

    -- Maintenance capital expenditures ("Cap Ex") and Cap Ex to support expansions will be approximately $11.0 million to $13.0 million.

    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, August 8, beginning at 9:00 a.m. EDT (8:00 a.m. CDT). Both the call and the webcast are open to the general public. The conference call number is 913-981-4900 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A digital replay of the teleconference will also be available beginning at 1:00 p.m. EDT the day of the call, continuing through midnight EDT on Tuesday, August 15, 2006. To access this rebroadcast, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), and then the pass code 2513494.

    About the Company

    Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as the racino, charity and international bingo, video lottery, and sweepstakes markets. The Company's ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

    Cautionary Language

    This press release contains forward-looking statements based on Multimedia's current expectations. The words "will," "would," "could," "expect," "plan," "believe," "anticipate," "intend" and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that operating results projected in Multimedia's guidance, and as a result, Multimedia's financial condition, may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia's games and terminals into operation, removal of Multimedia's terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the charity, sweepstakes or lottery markets do not grow as anticipated, or that Multimedia's business may not develop as anticipated therein;
(iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities, and future enforcement actions related thereto; (vi) the risks that Multimedia continues to sustain a decline in units placed in operation in Oklahoma or a continued decline in the hold per day of such units;
(vii) the risks of continued competitive pressure on Multimedia's business model and pricing, and on its ability to introduce and maintain games in existing and new markets; (viii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (ix) the risks associated with growth generally and the resultant pressures organizationally. Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in Multimedia's filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                     CONSOLIDATED BALANCE SHEETS
              As of June 30, 2006 and September 30, 2005
         (In thousands, except shares and per-share amounts)
                             (Unaudited)
                                           June 30,     September 30,
                ASSETS                       2006          2005(1)
                                        -------------- ---------------
CURRENT ASSETS:
 Cash and cash equivalents              $       6,764  $          118
 Accounts receivable, net of allowance
  for doubtful accounts of $617 and
  $229, respectively                           13,601          18,807
 Inventory                                         --             414
 Contract costs in excess of billing               --             789
 Prepaid expenses and other                     1,876           3,177
 Notes receivable, net                          8,811           9,362
 Deferred income taxes                          1,960           2,075
                                        -------------- ---------------
       Total current assets                    33,012          34,742
Restricted cash and long-term
 investments                                      986           1,068
Leased gaming equipment, net                   26,374          37,391
Property and equipment, net                    94,404          93,894
Notes receivable - noncurrent                  56,527          40,545
Intangible assets, net                         42,130          45,093
Other assets                                      737           1,959
Deferred income taxes - noncurrent              3,774              --
                                        -------------- ---------------
       Total assets                     $     257,944  $      254,692
                                        ============== ===============
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of revolving lines of
  credit                                $      11,238  $           --
 Current portion of long-term debts and
  capital leases                                7,149          13,401
 Accounts payable and accrued expenses         26,179          35,349
 Federal and state income tax payable             441           3,312
 Deferred revenue                               1,477           2,081
                                        -------------- ---------------
       Total current liabilities               46,484          54,143
Revolving lines of credit                      40,037          27,770
Long-term debts and capital leases,
 less current portion                           1,454           6,498
Other long-term liabilities                     2,738           3,049
Deferred revenue - noncurrent                     212           1,057
Deferred income taxes                              --           3,258
                                        -------------- ---------------
       Total liabilities                       90,925          95,775
                                        -------------- ---------------
Commitments and contingencies
Stockholders' equity:
   Preferred stock:
     Series A, $0.01 par value,
      1,800,000 shares authorized, no
      shares issued and outstanding                --              --
     Series B, $0.01 par value, 200,000
      shares authorized, no shares
      issued and outstanding                       --              --
     Common stock, $0.01 par value,
      75,000,000 shares authorized,
      31,383,621 and 30,802,524 shares
      issued, and 27,472,236 and
      27,050,285 shares outstanding,
      respectively                                314             308
 Additional paid-in capital                    73,329          67,184
     Treasury stock, 3,911,385 and
      3,752,239 shares at cost,
      respectively                            (24,741)        (23,285)
 Accumulated other comprehensive loss             (13)             --
 Retained earnings                            118,130         114,710
                                        -------------- ---------------
       Total stockholders' equity             167,019         158,917
                                        -------------- ---------------
       Total liabilities and
        stockholders' equity            $     257,944  $      254,692
                                        ============== ===============

(1) Certain amounts have been reclassified to conform to the current-year presentation.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                   AND COMPREHENSIVE INCOME (LOSS)
          For the Three Months Ended June 30, 2006 and 2005
               (In thousands, except per-share amounts)
                             (Unaudited)
                                             2006           2005
                                        --------------- --------------
REVENUES:
 Gaming revenue:
   Class II                             $       20,363  $      28,191
   Charity                                       4,243          4,622
   All other(1)                                  4,523          2,814
 Gaming equipment, system sale and
  lease revenue                                  1,765            957
 Other                                           1,274            565
                                        --------------- --------------
       Total revenues                           32,168         37,149
                                        --------------- --------------
OPERATING COSTS AND EXPENSES:
 Cost of gaming equipment and systems
  sold and royalty fees paid                       624            787
 Selling, general and administrative
  expenses                                      17,424         14,104
 Amortization and depreciation                  14,384         14,576
                                        --------------- --------------
       Total operating costs and
        expenses                                32,432         29,467
                                        --------------- --------------
       Operating income                           (264)         7,682
OTHER INCOME (EXPENSE):
 Interest income                                   577            608
 Interest expense                               (1,123)          (675)
                                        --------------- --------------
Income (loss) before income taxes                 (810)         7,615
Income tax expense (benefit)                      (225)         3,065
                                        --------------- --------------
       Net income (loss)                $         (585) $       4,550
                                        =============== ==============
OTHER COMPREHENSIVE INCOME (LOSS)
    Foreign currency translation
     adjustment                                    (13)            --
                                        --------------- --------------
Comprehensive income (loss)             $         (598) $       4,550
                                        =============== ==============
Basic earnings (loss) per share         $        (0.02) $        0.17
                                        =============== ==============
Diluted earnings (loss) per share       $        (0.02) $        0.16
                                        =============== ==============

(1) Gaming revenue: All other includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery, and Mexico markets.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                   AND COMPREHENSIVE INCOME (LOSS)
           For the Nine Months Ended June 30, 2006 and 2005
               (In thousands, except per-share amounts)
                             (Unaudited)
                                                  2006       2005(2)
                                               ----------- -----------
REVENUES:
 Gaming revenue:
   Class II                                    $   69,515  $   87,082
   Charity                                         14,055      14,676
   All other(1)                                    12,537      10,235
 Gaming equipment, system sale and lease
  revenue                                          13,459       2,762
 Other                                              3,096       1,607
                                               ----------- -----------
       Total revenues                             112,662     116,362
                                               ----------- -----------
OPERATING COSTS AND EXPENSES:
 Cost of gaming equipment and systems sold and
  royalty fees paid                                11,346       2,588
 Selling, general and administrative expenses      50,964      46,535
 Amortization and depreciation                     42,856      42,620
                                               ----------- -----------
       Total operating costs and expenses         105,166      91,743
                                               ----------- -----------
       Operating income                             7,496      24,619
OTHER INCOME (EXPENSE):
 Interest income                                    1,669       1,390
 Interest expense                                  (3,143)     (1,892)
                                               ----------- -----------
Income before income taxes                          6,022      24,117
Income tax expense                                  2,602       9,332
                                               ----------- -----------
       Net income                              $    3,420  $   14,785
                                               =========== ===========
OTHER COMPREHENSIVE INCOME
    Foreign currency translation adjustment           (13)         --
                                               ----------- -----------
Comprehensive income                           $    3,407  $   14,785
                                               =========== ===========
Basic earnings per share                       $     0.13  $     0.53
                                               =========== ===========
Diluted earnings per share                     $     0.12  $     0.50
                                               =========== ===========

(1) Gaming revenue: All other includes recurring revenue from games operated under the Oklahoma compact, Class III Washington State, lottery, C-TILG and Mexico markets.

(2) Certain amounts have been reclassified to conform to the current-year presentation.


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

           Reconciliation of U.S. GAAP Net income to EBITDA:

                             For the Three Months For the Nine Months
                                Ended June 30,       Ended June 30,
                               2006       2005      2006      2005
                             ---------- --------- --------- ----------
                                (in thousands)       (in thousands)
Net income                   $    (585) $  4,550  $  3,420  $  14,785
Add back:
Amortization and
 depreciation                   14,384    14,576    42,856     42,620
Accretion of contract
 rights(1)                         947       740     2,996      1,541
Interest expense, net              546        67     1,474        502
Income tax expense (benefit)      (225)    3,065     2,602      9,332
                             ---------- --------- --------- ----------
EBITDA                       $  15,067  $ 22,998  $ 53,348  $  68,780
---------------------------- ========== ========= ========= ==========

(1) Accretion of contract rights relates to the amortization of intangible assets for the development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations and Comprehensive Income (Loss). In the period ending September 30, 2005, accretion of contract rights was added to the calculation of EBITDA. Prior periods have been adjusted to reflect this change

    CONTACT: Multimedia Games, Inc.
             Clifton Lind or Randy Cieslewicz, 512-334-7500 or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni or Richard Land, 212-835-8500 mgam@jcir.com